Exhibit 10.2

EMPLOYMENT AGREEMENT ADDENDUM

LET THIS SERVE AS AN ADDENDUM TO THE EMPLOYMENT AGREEMENT attached  hereto made effective as of 15th  day of July, 2011 (the "Effective Dates") which states

"After the first three (3) months of employment , Employer agrees to revisit terms of  this Agreement and make alterations  the company's finances allow".

Pursuant to Article 3 of Gregory Pippo's. Employment Contract as stated above, Gregory Pippo's monthly net salary has been  changed to $4,000.00  per  month with the same payment of all associates income  taxes applicable to Employee's wages a set forth in the original Employment Contract. Both parties agree that as of the date of this addendum, the Employment Contract at issue herein is henceforth month to month.

Agreed:	Agreed

/s/ Gregory Pippo	/s/ Vanity Events Holding, Inc
Gregory Pippo	Vanity Events Holding, Inc
Date: 10/12/2011	Date: 10/12/2011